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                                                               EXHIBIT 99B9(A)
                    TRANSFER AGENCY AND SERVICE AGREEMENT


     AGREEMENT made as of the 27th day of February, 1998 by and between MASTERWORKS FUNDS INC., a corporation organized under the laws of Maryland (the "Company"), and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the "Bank").

     WHEREAS, the Company desires to appoint the Bank as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Bank desires to accept such appointment;

     WHEREAS, the Bank is duly registered as a transfer agent as provided in
Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "1934 Act");

     WHEREAS, the Company is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

     WHEREAS, the Company has offered shares in each of the series and classes listed on Appendix A hereto (such series and classes, together with all other series and classes subsequently established by the Company and made subject to this Agreement in accordance with Section 17, being herein referred to as the "Fund(s)");

     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Company and the Bank agree as follows:

1.  Terms of Appointment.
    --------------------

     Subject to the terms and conditions set forth in this Agreement, the Company on behalf of the Funds hereby employs and appoints the Bank to act, and the Bank agrees to act, as transfer agent for each of the Fund(s) authorized and issued shares of common stock ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Company("Shareholders") and set out in the currently effective prospectus and statement of additional information, as each may be amended from time to time, (the "Prospectus") of the Company, including without limitation any periodic investment plan or periodic withdrawal program. For purposes of this Agreement, Shareholder shall refer to a record holder of Shares.

2.  Definitions. Whenever used herein, the terms listed below will have the
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following meaning:

     2.1 Authorized Company Person. Authorized Company Person will mean any of
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the persons duly authorized to give Proper Instructions or otherwise act on behalf of the Company by appropriate resolution of its Board of Directors. Each Authorized Company Person shall be set forth in a certificate as required by
Section 4 hereof.

     2.2 Other Authorized Person. Other Authorized Person will mean:
         -----------------------

         (a) Any of the persons duly authorized to give Proper Instructions or otherwise act on behalf of one or more of the third-party administrators, institutional investors or other parties listed on a schedule provided by the Company to the Bank from time to time (the "Providers") by appropriate resolution of their respective governing bodies; or
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         (b) Any shareholder of record of a Fund who has delivered to the Bank a signature guarantee.

Each person authorized to give Proper Instructions on behalf of a Provider hereunder shall be set forth in a certificate as required by Section 4 hereof.

     2.3 Board. Board will mean the Board of Directors of the Company.
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     2.4 Proper Instructions. Proper Instructions shall mean (i) instructions
         -------------------
regarding the purchase or sale of the authorized and issued shares of the Funds' common stock ("Shares"), and payments and deliveries in connection therewith, given by an Authorized Company Person or Other Authorized Person, as the case may be, such instructions to be given in such form and manner as the Bank and the Company shall agree upon from time to time; (ii) instructions from an Other Authorized Person with respect to payments, checks, wire transfers and shareholder account information as to the shareholder accounts over which such Provider has authority; and (iii) instructions (which may be continuing instructions) regarding other matters signed or initialed by an Authorized Company Person. With regard only to purchases and sales of Shares, oral instructions will be considered Proper Instructions if the Bank reasonably believes them to have been given by an Authorized Company Person or Other Authorized Person. The Company or the Other Authorized Person, as the case may be, shall cause all oral instructions to be promptly confirmed in writing. The Bank shall act upon and comply with any subsequent Proper Instruction which modifies a prior instruction and the sole obligation of the Bank with respect to any follow-up or confirmatory instruction shall be to make reasonable efforts to detect any discrepancy between the original instruction and such confirmation and to report such discrepancy to the Company or a Provider, as the case may be. The Company shall be responsible, at the Company's expense, for taking any action, including any reprocessing, necessary to correct any such discrepancy or error, and to the extent such action requires the Bank to act, the Company shall give the Bank specific Proper Instructions as to the action required. Upon receipt by the Bank of a certificate of an Authorized Company Person as to the authorization by the Board accompanied by a detailed description of procedures approved by the Company, Proper Instructions may include communication effected directly between electro-mechanical or electronic devices provided that the Board and the Bank agree in writing that such procedures afford adequate safeguards for the Fund's assets.

3.  Duties of the Bank

     3.1  The Bank agrees that it will perform the following services:

          (a) In connection with the procedures established from time to time by agreement between the Company and the Bank, the Bank shall:

              (i) Receive for acceptance from the Company and the Providers orders for the purchase of Shares and promptly deliver payment and appropriate documentation therefor to the custodian of the Company appointed by the Board of Directors of the Company (the "Custodian");

              (ii) Pursuant to purchase orders received from the Company and the Providers, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder Account;

              (iii) Receive for acceptance from the Company and the Providers redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;

              (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the Redeeming Shareholders;

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        (v)    Effect exchanges, account registration changes and transfers of
Shares by the registered owners thereof upon receipt of appropriate instructions;

        (vi) Prepare and transmit payments for dividends and distributions declared by the Company on behalf of a Fund;

        (vii) Create and maintain all necessary records including those specified in Article 10 hereof, in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Investment Company Act of 1940, as amended (the "1940 Act") and the rules thereunder, records required by Section 17A of the 1934 Act and the rules thereunder and those records pertaining to the various functions performed by it hereunder. All records shall be available for inspection and use by the Company. Where applicable, such records shall be maintained by the Bank for the periods and in the places required by Rule 31a-2 under the 1940 Act;

        (viii) Make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Company, or any person retained by the Company. Upon reasonable notice by the Company, the Bank shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by the Company, or any person retained by the Company;

        (ix) Record the issuance of Shares of the Company and maintain, pursuant to Rule 17Ad-10(e) under the 1934 Act, a record of the total number of Shares of the Company which are authorized, based upon data provided to it by the Company and issued and outstanding. The Bank shall also provide the Company on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Company.

    (b) In addition to and not in lieu of the services set forth in the above paragraph (a) or in any Schedule hereto, the Bank shall: (i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program); including but not limited to maintaining all Shareholder accounts, preparing Shareholder meeting lists, withholding taxes on all accounts, including nonresident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to dividends and distributions for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, monitoring, reporting and remitting as directed by appropriate authorities for state escheat, tax lien and similar purposes, responding to Shareholder telephone calls and Shareholder correspondence, preparing and mailing activity statements for Shareholders, and providing Shareholder account information; and (ii) provide a system which will enable the Company to monitor the total number of shares sold in each State. The Company shall (i) identify to the Bank in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Bank for a Fund's blue sky state registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by such Fund(s) and the reporting of such transactions to the Fund(s) as provided above.

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          (c) Additionally, the Bank shall utilize a system to identify all share transactions which involve purchase and redemption orders that are processed at a time other than the time of the computation of net asset value per share next computed after receipt of such orders, and shall compute the net effect upon the Fund(s) of such transactions so identified on a daily and cumulative basis.

4.  Certification as to Authorized Persons. The Secretary or Assistant Secretary
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of the Company and each Provider will at all times maintain on file with the
Bank his or her certification to the Bank, in such form as may be acceptable to the Bank, of the names and signatures of the Authorized Company Persons and Other Authorized Persons acting on behalf of such Provider, it being understood that upon the occurrence of any change in the information set forth in the most recent certification on file (including without limitation any person named in the most recent certification who is no longer an Authorized Company Person or Other Authorized Person as designated therein), the Secretary or Assistant Secretary of the Company and each Provider will sign a new or amended certification setting forth the change and the new, additional or omitted names or signatures. The Bank will be entitled to rely and act upon any certificate given to it by the Company or a Provider, as the case may be, which has been signed by Authorized Company Persons or Other Authorized
Persons, as the case may be, named in the most recent certification received by the Bank.

5.  Sale of Company Shares.
    ----------------------

    5.1 Whenever a Fund shall sell or cause to be sold any Shares of such Fund, it shall deliver or cause to be delivered to the Bank a document duly specifying: (i) the name of the Fund whose Shares were sold; (ii) the trade date; (iii) the amount of money to be delivered to the Custodian for the sale of such Shares and specifically allocated to such Fund; and (iv) in the case of a new account, a new account application or sufficient information to establish an account.

    5.2 The Bank will, upon receipt by it of a check, wire transfer or other payment identified by it as an investment in Shares of one of the Funds and drawn or endorsed to the Bank as agent for, or identified as being for the account of, one of the Funds, promptly deposit such check or other payment to the appropriate account postings necessary to reflect the investment. The Bank will notify the Company, or its designee, and the Custodian of all purchases and related account adjustments.

    5.3 Under written procedures as established by mutual agreement between the Company and the Bank, the Bank shall issue to the purchaser or its authorized agent such Shares, computed to the nearest three decimal points, as he is entitled to receive, based on the appropriate net asset value of the Funds' Shares, determined in accordance with the prospectus and any applicable federal law or regulation. In issuing Shares to a purchaser or its authorized agent, the Bank shall be entitled to rely upon the latest directions, if any, previously received by the Bank from the purchaser or its authorized agent concerning the delivery of such Shares.

    5.4 The Bank shall not be required to issue any Shares of the Company where it has received a written instruction from the Company or written notification from any appropriate federal or state authority that the sale of the Shares of the Fund(s) in question has been suspended or discontinued, and the Bank shall be entitled to rely upon such written instructions or written notification.

    5.5 Upon the issuance of any Shares of any Fund(s) in accordance with the foregoing provisions of this Section, the Bank shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the Company in connection with such issuance.

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    5.6  The Bank may establish such additional rules and regulations governing the transfer or registration of Shares as it may deem advisable and consistent with such rules and regulations generally adopted by Transfer agents, or with the written consent of the Company, any other rules and regulations.

6.  Returned Checks. In the event that any check or other order for the transfer
    ---------------
of money is returned unpaid for any reason, the Bank will take such steps as the Bank may, in its discretion, deem appropriate to protect the Company from financial loss or as the Company or its designee may instruct. Provided that the standard procedures, as agreed upon in writing from time to time, between the Company and the Bank, regarding purchases and redemptions of Shares, are adhered to by the Bank, the Bank shall not be liable for any loss suffered by a Fund as a result of returned or unpaid purchase or redemption transactions. Legal or other expenses incurred to collect amounts owed to a Fund as a consequence of returned or unpaid purchase or redemption transactions shall be an expense of that Fund.

7.  Redemptions. Shares of any Fund may be redeemed in accordance with the
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procedures set forth in the Prospectus of the Company and the Bank will duly process all redemption requests.

8.  Transfers and Exchanges. The Bank is authorized to review and process
    -----------------------
transfers of Shares of each Fund, exchanges between Funds on the records of the Funds maintained by the Bank, and exchanges between the Company and any other entity as may be permitted by the Prospectus of the Company. If Shares to be transferred are represented by outstanding certificates, the Bank will, upon surrender to it of the certificates in proper form for transfer, and upon cancellation thereof, countersign and issue new certificates for a like number of Shares and deliver the same. If the Shares to be transferred are not represented by outstanding certificates, the Bank will, upon an order therefor by or on behalf of the registered holder thereof in proper form, credit the same to the transferee on its books. If Shares are to be exchanged for Shares of another Fund, the Bank will process such exchange in the same manner as a redemption and sale of Shares, except that it may in its discretion waive requirements for information and documentation.

9.  Right to Seek Assurances. The Bank reserves the right to refuse to transfer
    ------------------------
or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which the Bank, it its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis for any claims adverse to such transfer or redemption. The Bank may, in effecting transfers, rely upon the provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as the same may be amended from time to time, which in the opinion of legal counsel for the Company or the Bank's own legal counsel, do not require certain documents in connection with the transfer or redemption of Shares of any Fund, and the Company shall indemnify the Bank for any act done or omitted by it in compliance with such laws or in reliance upon opinions of counsel of the Company or of the Bank.

10.  Distributions.
     -------------

     10.1 The Company will promptly notify the Bank of the declaration of any dividend or distribution. The Company shall furnish to the Bank a resolution of the Board of Directors of the Company certified by the Secretary (a "Certificate"): (i) authorizing the declaration of dividends on a specified periodic basis and authorizing the Bank to rely on Proper Instructions provided by an Authorized Company Person specifying the date of the declaration of such dividend or distribution, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined and the amount payable per share to Shareholders of record as of such record date and the total amount payable to the Bank on the payment date; or (ii) setting forth the date of the declaration of any dividend or distribution by

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a Fund, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, and the amount payable per share to the Shareholders of record as of that date and the total amount payable to the Bank on the Payment date.

     10.2 The Bank, on behalf of the Company, shall instruct the Custodian to place in a dividend disbursing account funds equal to the cash amount of any dividend or distribution to be paid out. The Bank will calculate, prepare and mail checks to (at the address as it appears on the records of the Bank), or (where appropriate) credit such dividend or distribution to the account of, Fund Shareholders, and maintain and safeguard all underlying records.

     10.3 The Bank will replace lost checks at its discretion and in conformity with regular business practices.

     10.4 The Bank will maintain all records necessary to reflect the crediting of dividends which are reinvested in Shares of the Company, including without limitation daily dividends.

     10.5 The Bank shall not be liable for any improper payments made in accordance with a resolution of the Board of Directors of the Company.

     10.6 If the Bank shall not receive from the Custodian sufficient cash to make payment to all Shareholders of the Company as of the record date, the Bank shall, upon notifying the Company, withhold payment to all Shareholders of record as of the record date until such sufficient cash is provided to the Bank and shall not be liable for any claim arising out of such withholding.

11.  Other Duties. In addition to the duties expressly provided for herein, the
     ------------
Bank shall perform such other duties and functions and shall be paid such amounts therefor as may from time to time be agreed to in writing.

12.  Taxes. It is understood that the Bank shall file such appropriate
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information returns concerning the payment of dividends and capital gain distributions and tax withholding with the proper Federal, State and local authorities as are required by law to be filed by the Company and shall withhold such sums as are required to be withheld by applicable law.

13.  Books and Records.
     -----------------

     13.1 The Bank shall maintain confidential records showing for each Shareholder's account the following: (i) names, addresses and tax identification numbers; (ii) numbers of Shares held; (iii) historical information (as available from prior transfer agents) regarding the account of each Shareholder, including dividends paid and date and price of all transactions on a Shareholder's account; (iv) any stop or restraining order placed against a Shareholder's account; (v) information with respect to withholdings; (vi) any capital gain or dividend reinvestment order plan application, dividend address and correspondence relating to the current maintenance of a Shareholder's account;
(vii) certificate numbers and denominations for any Shareholders holding certificates; (viii) any information required in order for the Bank to perform the calculations contemplated or required by this Agreement; and (ix) such other information and data as may be required by applicable law.

     13.2 Any records required to be maintained by Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed in Rule 31a-2 under the 1940 Act. Such records may be inspected by the Company during regular business hours upon reasonable notice. The Bank may, at its option at any

                                       6
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time, and shall forthwith upon the Company's demand, turn over to the Company and cease to retain in the Bank's files, records and documents created and maintained by the Bank in performance of its service or for its protection. At the end of the six-year retention period, such documents will either be turned over to the Company, or destroyed in accordance with the Company's authorization.

     13.3 Written procedures applicable to the services to be performed hereunder may be established from time to time by agreement between the Fund(s) and the Bank. The Bank shall have the right to utilize any shareholder accounting and recordkeeping system which, in its opinion, qualifies to perform any services to be performed hereunder. The Bank shall keep records relating to the services performed hereunder in accordance with the requirements of this Agreement, in the form and manner as it may deem advisable.

14.  Fees and Expenses.
     -----------------

     14.1 For performance by the Bank pursuant to this Agreement, the Fund(s) agree to pay the Bank an annual maintenance fee as set out in the initial fee schedule attached as Appendix B hereto. Such fees and out-of-pocket expenses and advances identified under Section 14.2 below may be changed from time to time by mutual written agreement between the Fund(s) and the Bank.

     14.2 In addition to the fee paid under Section 14.1 above, the Fund(s) agree to reimburse the Bank for out-of-pocket expenses or advances incurred by the Bank in performing its obligations under this Agreement for the items set out in the fee schedule attached as Appendix B hereto. In addition, any other expenses incurred by the Bank at the request or with the written consent of the Fund(s) including, without limitation, any equipment or supplies which the Company specifically orders or requires the Bank to purchase, will be reimbursed by the Fund(s).

     14.3  Advances by the Bank. The Bank may, in its sole discretion, advance
           --------------------
funds on behalf of a Fund to make any payment permitted by this Agreement upon receipt of any proper authorization or Proper Instruction required by this Agreement for such payments by the Fund. Should such a payment or payments, with advanced funds, result in an overdraft (due to insufficiencies of the Fund's account with the Bank, or for any other reason) this Agreement deems any such overdraft or related indebtedness a loan made by the Bank to the Fund payable on demand. Such overdraft shall bear interest at the current rate charged by the Bank for such loans. The Fund agrees that the Bank shall have a continuing lien and security interest to the extent of any overdraft or indebtedness, in and to any property at any time held by it for the Fund's benefit or in which the Fund has an interest and which is then in the Bank's possession or control (or in the possession or control of any third party acting on the Bank's behalf). The Fund authorizes the Bank, in the Bank's sole discretion, at any time to charge any overdraft or indebtedness, together with interest due thereon, against any balance of account standing to the credit of the Fund on the Bank's books.

     14.4 The Fund(s) agree to pay all fees and reimbursable expenses within thirty days following the mailing of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Bank by the Fund(s) at least seven
(7) days prior to the mailing date of such materials. Any waiver or extension by the Bank of the thirty and seven day time periods enumerated in this section
14.4 shall not constitute a dismissal of any monies due under this Agreement nor shall such waiver or extension apply to any future monies due to the Bank hereunder.

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15.  Representations and Warranties of the Bank.
     ------------------------------------------

     The Bank represents and warrants to the Company that:

     15.1 It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

     15.2 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

     15.3 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     15.4 It has and will continue to have access to the necessary facilities, equipment, computer systems and personnel to perform its duties and obligations under this Agreement, including, but not limited to, reasonable back-up and data recover facilities, equipment, computer systems and personnel.

     15.5 It will perform its duties and obligations under this Agreement without: (a) any failure of its computer systems properly to record, store, process, calculate or present calendar dates falling on and after, and time spans including, January 1, 2000 as a result of the occurrence, or use of data containing, such date; (b) any failure of its computer systems to calculate any information dependent on or relating to dates on or after January 1, 2000; or
(c) any loss of functionality or performance with respect to the maintenance of records or processing of data containing dates falling on or after January 1, 2000 ((a), (b), and (c) above shall be referred to as "Y2K Failures"). Notwithstanding the above, the Bank shall not be liable for any Y2K Failures caused by Y2K Failures in a third party system with which the Bank interfaces or from which the Bank receives data in connection with the performance of its duties hereunder.

16.  Representations and Warranties of the Company.
     ---------------------------------------------
     The Company represents and warrants to the Bank that:

     16.1 It is a corporation duly organized and existing and in good standing under the laws of the State of its incorporation as set forth in the preamble hereto.

     16.2 It is empowered under applicable laws and by its charter documents and by-laws to enter into and perform this Agreement.

     16.3 All proceedings require by said charter documents and by-laws have been taken to authorize it to enter into and perform this Agreement.

     16.4  It is a open-end investment company registered under the 1940 Act.

     16.5 A registration statement on Form N-1A (including a prospectus and statement of additional information) under the Securities Act of 1933 and the 1940 Act is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Company being offered for sale.

     16.6 When Shares are hereafter issued in accordance with the terms of the Prospectus, such Shares shall be validly issued, fully paid and nonassessable by the Fund(s).

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17.  Indemnification.
     ---------------

     17.1 Notwithstanding anything in this Agreement to the contrary, in no event shall the Bank or any of its officers, directors, employees or agents (collectively, the "Indemnified Parties") by liable to the Company, any Fund, any Provider, or any third party, and the Company and each Fund shall indemnify and hold the Bank and the Indemnified Parties harmless from and against any and all loss, damage, liability, actions, suits, claims, costs and expenses, including legal fees, (a "Claim") arising as a result of any act or omission of the Bank or any Indemnified Party under this Agreement, except for any Claim resulting solely from the negligence, willful misfeasance or bad faith of the Bank or any Indemnified Party. Without limiting the foregoing, neither Bank nor the Indemnified Parties shall be liable for, and the Bank and the Indemnified Parties shall be indemnified against, any Claim arising as a result of:

           (a) Any actions taken or omitted to be taken by the Bank or its agents or subcontractors in good faith in reliance on, or use by the Bank or its agents or subcontractors of, information, records and documents which (i) are received by the Bank or its agents or subcontractors and furnished to such party by or on behalf of the Fund(s), (ii) have been prepared and/or maintained by the Fund(s) or any other person or firm on behalf of the Fund(s), or (iii) were received by the Bank or its agents or subcontractors from a prior transfer agent.

           (b) Any action taken or omitted to be taken by the Bank in good faith reliance upon any then effective law, act, regulation (a "Regulation") or interpretation of a Regulation even though such Regulation may thereafter have been altered, changed, amended or repealed.

           (c) The Fund(s)' refusal or failure to comply with the terms of this Agreement, or which arise out of the Funds' lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund(s) hereunder.

           (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any Proper Instructions in accordance with the terms thereof.

           (e) The offer or sale of Shares by the Company in violation of (i) any requirement under the federal securities laws or regulations; (ii) any requirement under the securities laws or regulations of any state; or (iii) any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares.

     17.2 The Bank shall indemnify and hold the Fund(s) harmless from and against any and all losses, damages, costs, charges, legal fees, payments, expenses and liability arising out of or attributed to any action or failure or omission to act by the Bank as a result of the Bank's lack of good faith, negligence, willful misconduct, knowing violation of law or fraud.

     17.3 At any time the Bank may apply to any officer of the Company for instructions, and may consult with legal counsel of the Bank or the Company with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel except for a knowing violation of law. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund(s), including any information furnished by Provider(s), reasonably believed to be genuine and to have been signed by the proper person or persons and within the scope of their authority, or upon any instruction, information, data, records or documents provided to the Bank or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund(s), and the Bank, its agents and subcontractors shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund(s). The
Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of an officer of the Company, and one proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

     17.4 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise form such causes.

     17.5 Neither party to this Agreement shall be liable to the other party for special, incidental or consequential damages, even if the other party has been advised of the possibility of such damages, under any provision of this Agreement or for any act or failure to act hereunder as contemplated by this Agreement.

     17.6  In order that the indemnification provisions contained in this
Article 14 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking the indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party seeking indemnification shall give the indemnifying party full and complete authority, information and assistance to defend such claim or proceeding, and the indemnifying party shall have, at its option, sole control of the defense of such claim or proceeding and all negotiations for its compromise or settlement. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent, which consent shall not be unreasonably withheld.

18.  Covenants of the Company and the Bank.
     -------------------------------------

     18.1 The Company shall promptly furnish or cause to be furnished to the Bank the following:

           (a) A certified copy of the resolution of the Directors of the Company authorizing the appointment of the Bank and the execution and delivery of this Agreement.

           (b) A copy of the charter documents and by-laws of the Company and all amendments thereto.

           (c) Copies of each vote of the Board designating authorized persons to give instructions to the Bank, and a certificate providing specimen signatures for such authorized persons.

           (d) Certificates as to any change in any officer or Director of the Company.

           (e) Copies of each vote of the governing body of the Provider(s) designating authorized persons to give instructions to the Bank, and a certificate providing specimen signatures for such authorized persons.

           (f) Certificates as to any change in any officer or Director of the Provider(s).

           (g) If applicable a specimen of the certificate of Shares in each Fund of the Company in the form approved by the Directors, with a certificate as to such approval.

           (h) All account application forms and other documents relating to shareholder accounts or relating to any plan, program or service offered by the Company.

           (i) A list of all Shareholders of the Fund(s) with the name, address and tax identification number of each Shareholder, and the number of Shares of the Fund(s) held by each, certificate numbers and denominations (if any certificates have been issued), lists of any account against which stops have been placed, together with the reasons for said stops, and the number of Shares redeemed by the Fund(s).

           (j) An opinion of counsel for the Company with respect to the validity of the Shares and the status of such Shares under the Securities Act of 1933.

           (k) Copies of the Fund(s) registration statement on Form N1A (if applicable) as amended and declared effective by the Securities and Exchange Commission and all post-effective amendments thereto.

           (l) Such other certificates, documents or opinions as the Bank may deem necessary or appropriate for the Bank in the proper performance of its duties hereunder.

     18.2 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Company for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping of account of, such certificates, forms and devices.

     18.3 The Bank agrees that all records prepared or maintained by the Bank pursuant to Section 31 of the 1940 Act and the Rules thereunder and relating to the services to be performed by the Bank hereunder are the confidential property of the Company and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered to the Company on and in accordance with its request.

     18.4 The Bank and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

     18.5 In case of any requests or demands for the inspection of the Shareholder records of the Company, the Bank will endeavor to notify the Company and to secure instructions from an authorized officer of the Company as to such request or demand. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be subject to enforcement or other action by any court or regulator, body for the failure to exhibit the Shareholder records to such person.

19.  Term of Agreement.
     -----------------

     19.1  Termination of Agreement. The initial term of this Agreement shall be
           ------------------------
two years commencing upon the date hereof (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

           (a) Either party hereto may terminate this Agreement prior to the expiration of the Initial Term in the event that the other party violates any material provision of this Agreement, provided that the non-violating party gives written notice of such violation to the violating party and the violating party does not cure such violation within ninety days of receipt of such notice.

           (b) Either party may terminate this Agreement during any Renewal Term upon ninety days written notice to the other party. Any termination pursuant to this paragraph 16.1(b) shall be effective upon expiration of such ninety days, provided, however, that the effective date of such termination may be postponed to a date not more than one hundred twenty days after delivery of the written notice: (i) at the request of the Bank, in order to prepare for the transfer by the Bank of its duties hereunder; or (ii) at the request of the Fund, in order to give the Fund an opportunity to make suitable arrangements for a successor transfer agent.

     19.2 Should the Company exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Company. Additionally, the Bank reserves the right to recover from the Company any other reasonable expenses associated with such termination.

20.  Additional Funds. In the event that the Company establishes one or more
     ----------------
series or classes of Shares in addition to the series listed on Appendix A
                                                                ----------
hereto with respect to which it desires to have the Bank render services as transfer agents under the terms hereof, it shall so notify the Bank in writing, and, unless the Bank declines in writing to provide such services, such series of Shares shall become a Fund hereunder and Appendix A shall be appropriately
                                            ----------
amended.

21.  Assignment.
     ----------

     21.1 Except as provided in Section 18.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

     21.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

     21.3 The Bank, may without further consent on the part of the Company, subcontract for the performance of any of the services to be provided hereunder to third parties, including any affiliate of the Bank, provided that the Bank shall remain liable hereunder for any acts or omissions of any subcontractor as if performed by the Bank.

22.  Amendment. This Agreement may be amended or modified only by a written
     ---------
agreement executed by both parties.

23.  Governing Law. This Agreement shall be construed and the provisions thereof
     -------------
interpreted under and in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

24.  Merger of Agreement and Severability.
     ------------------------------------

     24.1 This Agreement constitutes the entire agreement between the parties hereto with respect to the matters addresses hereby, and supersedes any prior agreement with respect to the subject hereof whether oral or written.

     24.2 In the event any provision of this Agreement shall be held unenforceable or invalid for any reason, the remainder of the Agreement shall remain in full force and effect.

     24.3 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall together, constitute only one instrument.

25.  Notices. Any notice or other instrument in writing authorized or required
     -------
by this Agreement to be given to either party hereto will be sufficiently given if addressed to such party and delivered, via registered U.S. Mail or facsimile with written confirmation via registered U.S. Mail, to it at its office at the address set forth below, namely:

  For the Company or the Fund(s):

     MasterWorks Funds Inc.
     111 Center Street
     Little Rock, AR 72201

     Attention:  Richard H. Blank, Jr.

  With a copy to:

     Barclays Global Investors
     45 Fremont Street
     San Francisco, CA 94105
     Attention:  Legal Department

  For the Bank:

     Investors Bank and Trust Company
     200 Clarendon Street, P.O. Box 9130
     Boston, Massachusetts 02117-9130
     Attention: Andrew M. Nesvet, Director, Client Management
     With a copy to:  John E. Henry, General Counsel

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and the year first above written.


                              MASTERWORKS FUNDS INC.


                              By:  /s/ Richard H. Blank, Jr.
                                  ________________________________

                              Name: Richard H. Blank, Jr.

                              Title: Sec


                              INVESTORS BANK & TRUST COMPANY


                              By: /s/ Andrew M. Nesvet
                                  ________________________________

                              Name: Andrew M. Nesvet

                              Title: Director, Client Management

                                 Appendices
                                 ----------

          Appendix A                                    Funds

          Appendix B                                    Fee Schedule

                           MasterWorks Funds Inc.
                                 Appendix A

                                List of Funds


LifePath 2000 Fund

LifePath 2010 Fund

LifePath 2020 Fund

LifePath 2030 Fund

LifePath 2040 Fund

Asset Allocation Fund

Bond Index Fund

Growth Stock Fund

Money Market Fund

Short-Intermediate Term Fund

S & P 500 Index Fund

U.S. Treasury Allocation Fund


Note: There is presently one class of shares for each of the Funds noted above.



Dated: _______________________

                                                                      APPENDIX B

                          BARCLAYS GLOBAL INVESTORS
                           MASTERWORKS FUNDS INC.
                        TRANSFER AGENCY FEE SCHEDULE
                              December 10, 1997

                        INSTITUTIONAL TRANSFER AGENCY

A. Transfer Agency
   ---------------


   * The following fees apply to the 12 existing MasterWorks feeders/classes for which we are transfer agent. This fee does not include enhancements or customized reporting (see below). Since the funds are institutional, we assume all subscriptions and redemptions will be transferred by wire and can be recorded on a net basis.


                                   Annual Fee
                                   ----------
     Up to 200 accounts*           $6,000 per feeder/class
     From 201 to 250 accounts      $8,500 per feeder/class
     Over 250 accounts             $10,000 per feeder/class



* Defined as each account that is set-up for an individual or plan sponsor on a fund by fund basis.


                                MISCELLANEOUS

A. Out-of-Pocket
   -------------

   *    These charges consist of:
       -Printing, Delivery & Postage           -Wires ($5.00 in, $7.00 out)
       -Transfer Agency Forms & Supplies       -Ad Hoc Reporting
       -Legal Expenses                         -Returned Checks
       -Customized Systems Development/Reporting/Statements

B. SYSTEMS
   -------

   * The details of any systems work will be determined after a thorough business analysis. System's work will be billed on a time and material basis. This would include an automated conversion of current balances and account history (to the extent required) from the current provider and establishing any systems/communications interfaces with current or future plan record keepers.

C. LEGAL EXPENSES
   --------------

   * Investors Bank will charge the funds for any legal costs/expenses associated with materially changing the Bank's standard transfer agency agreement.

D. OTHER
   -----

   * This fee schedule assumes that the existing Stagecoach LifePath classes related to Schwab will be terminated prior to converting to IBT. If this is not the case, the above pre feeder/class charges will apply to these classes as an incremental charge for as long as the classes are active.